Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Petros Pharmaceuticals, Inc. on Form S-1 (No.’s 333-261043, 333-261618 and 333-262038), Form S-3 (No.’s 333-273935 and 333-279116) and Form S-8 (No.’s 333-268961 and 333-252339) of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Petros Pharmaceuticals, Inc for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Morristown, New Jersey

March 31, 2025